EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson (714) 247-8290 sheree.aronson@amo-inc.com
Media: Steve Chesterman (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

FIRST-QUARTER 2005 RESULTS

(SANTA ANA, CA), April 28, 2005 – Advanced Medical Optics, Inc. (AMO) [NYSE: AVO], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the first quarter of 2005.

Net earnings for the first quarter were $13.8 million, or $0.35 per fully diluted share, up 133 percent, compared to the same period last year. The rise is attributable to increased revenue and margin expansion. The first-quarter 2005 results also included a $0.01 benefit related to currency derivatives.

Net revenue for the first quarter rose 28.1 percent, including a 3.7 percent increase related to foreign currency, to $192.5 million, compared to the first quarter of 2004. The growth in revenue reflected the acquisition of the Pfizer ophthalmic surgical business in mid 2004 and increased sales from the company’s promoted ophthalmic surgical and eye care brands.

“AMO continues to execute a focused plan for achieving sustained, profitable growth,” said Jim Mazzo, president and chief executive officer. “In the first quarter, we continued to implement our strategy to expand our leadership in the ophthalmic medical device industry. This includes building on the strategic benefits of the Pfizer ophthalmic surgical acquisition, offering products based on advanced technologies and continued implementation of a cost-efficient business model. Looking ahead, we expect to complete our acquisition of VISX in the second quarter, placing us in the leadership position of the global refractive surgical marketplace.”

AMO announced in November 2004 that it had reached an agreement with VISX, Incorporated [NYSE: EYE], the global leader in laser vision correction, to acquire the company for a combination of cash and stock. Both companies’ stockholders will vote on the transaction at special meetings to be held on May 26, 2005. Pending a successful outcome, AMO expects to

AMO Announces First Quarter 2005 Results - Page 2

close the transaction within two business days thereafter. As previously announced, AMO expects the transaction to be neutral to its 2005 adjusted earnings-per-share guidance of $1.65 to $1.75, and expects 2006 adjusted earnings per share to be in the range of $2.20 to $2.30. The company’s adjusted earnings-per-share guidance excludes any charges associated with the VISX acquisition, the impact of option expensing and the effect of currency derivatives.

Ophthalmic Surgical

Ophthalmic surgical revenue grew 51.6 percent in the first quarter, including a 4.2 percent increase related to foreign currency, to $118.7 million, compared to $78.3 million in the year-ago quarter.

Total intraocular lens (IOL) sales rose 17.2 percent to $60.5 million, compared to $51.6 million in the first quarter of 2004. The increase reflects primarily the acquisition of the Pfizer ophthalmic surgical business and the strength of the company’s promoted IOL technologies, the Tecnis® and Sensar® lenses.

Sales of viscoelastics rose to $32.6 million, compared to $4.2 million one year ago. This rise reflected the addition of the Healon® family of viscoelastics, which AMO acquired as part of the Pfizer transaction, as well as continued growth of AMO’s existing Vitrax® brand.

Sales of phacoemulsification products grew 5.2 percent during the quarter to $18.5 million, compared to $17.6 million one year ago. Growth was led by the company’s Sovereign® Compact™ system with WhiteStar™ technology.

Eye Care

Eye care revenue grew 2.5 percent in the first quarter, including a 3.3 percent increase related to foreign currency, to $73.8 million, compared to $72.0 million in 2004’s first quarter. The first-quarter performance was primarily impacted by a decline in sales in Japan. This was due in part to a gradual decline in hydrogen peroxide sales as a result of the market’s movement to single-bottle systems.

While overall eye care sales declined, sales of multipurpose solutions rose 14 percent in the first quarter to $37.0 million, compared to $32.5 million one year ago. Sales of the company’s flagship COMPLETE® branded product line were up 16.3 percent for the quarter. AMO continues to expect its global eye care franchise to grow annually at a rate of 1 percent to 3 percent, excluding the impacts of currency.

Additional Operating Results

The following are additional operating highlights for the first quarter of 2005.

•	Gross profit for the first quarter of 2005 was $122.1 million, compared to $90.6 million for the same period one year ago. The gross profit margin for the first quarter was 63.4 percent, compared to 60.3 percent one year ago. The rise in gross profit margin was due to increased revenue, changes in product mix and continued execution of the company’s manufacturing strategy.

•	Research and development expense in the first quarter of 2005 was $12.4 million, compared to $9.0 million in the same period last year, demonstrating AMO’s continued commitment to investment in new technologies that provide competitive advantages. R&D expenses as a percent of sales were 6.4 percent in the first quarter of 2005, compared to 6.0 percent for the same period one year ago.

AMO Announces First Quarter 2005 Results - Page 3

•	SG&A expense for the first quarter was $83.8 million, or 43.5 percent of sales. In the first quarter of 2004, the company’s SG&A expenses stood at $71.1 million, or 47.3 percent of sales. The decline in SG&A as a percent of sales is attributable to an increase in revenue and efficiency gains related to the company’s centralized operating model. On a sequential basis, SG&A declined 9.5 percent from the fourth quarter of 2004.

•	Operating income for the first quarter was $25.9 million, compared to $10.5 million in the first quarter of 2004. The operating profit margin was 13.5 percent in the first quarter of 2005, compared to 7.0 percent for the same period in 2004.

•	Pretax income for the first quarter rose to $20.9 million, compared to $7.4 million in the same period one year ago. The company’s effective tax rate stood at 34 percent in the first quarter.

Live Web Cast & Audio Replay

AMO will host a live Web cast to discuss first quarter results and future expectations today at 10:00 a.m. EDT. To participate, visit the company’s Investors site at www.amo-inc.com. Audio replay will be available at approximately noon EDT today and will continue through midnight EDT on Thursday, May 5, at 800-642-1687 (Passcode 5486045) or by visiting www.amo-inc.com.

Use of Non-GAAP Measures

Our guidance for earnings per share for 2005 and 2006 is provided on a non-GAAP basis. The company’s adjusted earnings-per-share guidance excludes any non-recurring charges associated with the VISX acquisition and option expensing. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted earnings per share is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. In order to comply with Regulation FD, we provide our guidance in public forums, such as this press release. The company is not able to provide a reconciliation of projected adjusted earnings per share to expected reported results due to the unknown effect, timing, and potential significance of option expensing, the uncertainty associated with the timing of the closing the VISX transaction, and our inability to forecast non-recurring costs associated with the VISX transaction at this time.

Earnings before interest, taxes, depreciation and amortization (EBITDA) has been included because the company believes it is a useful tool for us and our investors to measure our ability to meet debt service, capital expenditure and working capital requirements. EBITDA should be considered a supplement to, and not as a substitute for, or superior to, income from operations or cash flows from operating activities determined in accordance with generally accepted accounting principles. While EBITDA is used as a measure of operations and the ability to meet debt service, capital expenditure and working capital requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of

AMO Announces First Quarter 2005 Results - Page 4

calculations. A limitation associated with the use of EBITDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business operations. The company compensates for this limitation by evaluating the costs of such tangible and intangible assets through other financial measures such as capital expenditures.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

About Advanced Medical Optics

Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of ophthalmic surgical and eye care products. The company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include intraocular lenses, phacoemulsification systems, viscoelastics, microkeratomes and related products used in cataract and refractive surgery. AMO owns or has the rights to such ophthalmic surgical product brands as Phacoflex®, Clariflex®, Array®, Sensar®, CeeOn®, Tecnis® and Verisyse™ intraocular lenses, Sovereign® and Sovereign® Compact™ phacoemulsification systems with WhiteStar™ technology, Amadeus™ and Amadeus™ II microkeratomes, Healon® and Vitrax® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the contact lens care product brands the company possesses are COMPLETE® Moisture PLUS™, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care® and blinkTM branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. AMO is based in Santa Ana, California, and employs approximately 3,000 worldwide. The company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the company’s Web site at www.amo-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements and forecasts about AMO and its businesses, such as management’s earnings estimates for 2005 and 2006. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets. The company often does not know what the actual results will be until after a quarter’s end. Therefore, the company will not report or comment on its progress during the quarter. Any statement made by others with respect to progress mid-quarter cannot be attributed to the company.

Statements in this press release regarding financial guidance and the VISX transaction, Mr. Mazzo’s statements and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to uncertainties associated with closing the VISX transaction within the second quarter of 2005 if at all, risks associated with the integration and operation of acquired businesses, and changing competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the

AMO Announces First Quarter 2005 Results - Page 5

execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products and successfully transition its manufacturing of eye care products previously supplied by Allergan; product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2004 Form 10-K filed in March 2005 include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling 714-247-8348.

AMO Announces First Quarter 2005 Results - Page 6

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 25, 2005	March 26, 2004
Net sales:
Ophthalmic surgical	$118,672	$78,265
Eye care	73,847	72,042

	192,519	150,307

Cost of sales	70,439	59,672

Gross profit	122,080	90,635

Selling, general and administrative	83,815	71,139
Research and development	12,352	9,017

Operating income	25,913	10,479

Non-operating expense (income):
Interest expense	5,827	3,743
Unrealized gain on derivative instruments	(531)	(276)
Other, net	(331)	(405)

	4,965	3,062

Earnings before income taxes	20,948	7,417
Provision for income taxes	7,122	2,670

Net earnings	$13,826	$4,747

Net basic earnings per share	$0.37	$0.16

Net diluted earnings per share (A)	$0.35	$0.15

Weighted average number of shares outstanding:
Basic	37,119	29,420
Diluted	39,815	37,956

(A)	Includes the after-tax impact of $55 and $889 of interest expense on the 3.5% convertible notes for the three months ended March 25, 2005 and March 26, 2004, respectively.

AMO Announces First Quarter 2005 Results - Page 7

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

(In thousands)

	Three Months Ended
	March 25, 2005	March 26, 2004
Geographic sales:
Americas	$55,623	$45,293
Europe/Africa/Middle East	73,967	54,909
Japan	40,498	36,888
Asia Pacific	22,431	13,217

	$192,519	$150,307

Product sales:
Ophthalmic surgical:
Intraocular lenses (A)	$60,478	$51,611
Viscoelastics (B)	32,626	4,178
Phacoemulsification products	18,486	17,564
Other (C)	7,082	4,912

Total Ophthalmic surgical	118,672	78,265

Eye care:
Multi-purpose solutions	37,005	32,466
Hydrogen-peroxide solutions	21,291	23,860
Other	15,551	15,716

Total Eye care	73,847	72,042

	$192,519	$150,307

(A)	Includes acquired Pfizer IOL sales of $9,463 in the three months ended March 25, 2005.
(B)	Includes Healon sales of $29,504 in the three months ended March 25, 2005.
(C)	Includes Baerveldt shunt sales of $1,259 in the three months ended March 25, 2005.

	Three Months Ended		% Growth	% Exchange Impact
	March 25, 2005	March 26, 2004
Net sales:
Ophthalmic surgical	$118,672	$78,265	51.6%	4.2%
Eye care	73,847	72,042	2.5%	3.3%

	$192,519	$150,307	28.1%	3.7%

AMO Announces First Quarter 2005 Results - Page 8

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	March 25, 2005	December 31, 2004
Cash and equivalents	$25,858	$49,455
Trade receivables, net	198,311	189,465
Inventories	97,297	85,028
Working capital, excluding cash	160,967	133,447
Long-term debt, aggregate principal amount	552,593	552,593

	Three Months Ended
	March 25, 2005	March 26, 2004
Depreciation and amortization	$7,960	$3,692
Capital expenditures	10,540	4,881

	Three Months Ended
	March 25, 2005	March 26, 2004
Net earnings	$13,826	$4,747
Interest expense	5,827	3,743
Income taxes	7,122	2,670
Depreciation and amortization	7,960	3,692

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$34,735	$14,852

# # #